Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS THIRD QUARTER 2012 RESULTS

•	Record high third quarter operating margin of 16.4%
•	20% increase in third quarter diluted earnings per share to $1.32
•	Third quarter comparable store sales increase of 1.3%

Springfield, MO, October  24, 2012 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its third quarter ended September 30, 2012.

3rd Quarter Financial Results

Sales for the third quarter ended September 30, 2012, increased $66 million, or 4%, to $1.60 billion from $1.54 billion for the same period one year ago.  Gross profit for the third quarter increased to $805 million (or 50.3% of sales) from $754 million (or 49.1% of sales) for the same period one year ago, representing an increase of 7%.  Selling, general and administrative expenses (“SG&A”) for the third quarter, increased to $542 million (or 33.9% of sales) from $513 million (or 33.4% of sales) for the same period one year ago, representing an increase of 6%. Operating income for the third quarter, increased to $263 million (or 16.4% of sales) from $241 million (or 15.7% of sales) for the same period one year ago, representing an increase of 9%.

Net income for the third quarter ended September 30, 2012, increased $11 million, or 7%, to $159 million (or 9.9% of sales) from $148 million (or 9.7% of sales) for the same period one year ago.  Diluted earnings per common share for the third quarter increased 20% to $1.32 on 121 million shares versus $1.10 for the same period one year ago on 135 million shares.

“We are pleased to report solid third quarter earnings, highlighted by a record high third quarter operating margin of 16.4%.  Our diluted earnings per share increased 20% to $1.32, representing our 15th consecutive quarter of adjusted diluted earnings per share growth greater than 15%.  I would like to take this opportunity to thank all of our Team Members for their hard work and their continued commitment to providing the highest levels of service in our industry,” commented Greg Henslee, O’Reilly’s CEO and Co-President.  “During the third quarter, we continued to see our results impacted by mild weather at the start of the year and a challenging macro-environment, resulting in 1.3% comparable store sales growth, which was near the low end of our expectations for the quarter.  However, we remain very confident in the long term outlook for our industry, and we will continue to focus on the fundamentals of providing industry leading parts availability and excellent customer service to both our professional and DIY customers, every day.”

Year-to-Date Financial Results

Sales for the first nine months of 2012 increased $296 million, or 7%, to $4.69 billion from $4.40 billion for the same period one year ago.  Gross profit for the first nine months of 2012 increased to $2.35 billion (or 50.0% of sales) from $2.14 billion (or 48.7% of sales) for the same period one year ago, representing an increase of 10%.  SG&A for the first nine months of 2012 increased to $1.59 billion (or 33.9% of sales) from $1.48 billion (or 33.7% of sales) for the same period one year ago, representing an increase of 7%.  Operating income for the first nine months of 2012 increased to $754 million (or 16.1% of sales) from $660 million (or 15.0% of sales) for the same period one year ago, representing an increase of 14%.

Net income for the first nine months of 2012 increased $68 million, or 18%, to $453 million (or 9.6% of sales) from $385 million (or 8.7% of sales) for the same period one year ago.  Diluted earnings per common share for the first nine months of 2012 increased 30% to $3.60 on 126 million shares versus $2.76 for the same period one year ago on 139 million shares.

As previously announced, the Company’s results for the first nine months of 2011 included one-time charges associated with the financing transactions the Company completed in January of 2011.  The one-time charges included a non-cash charge to write off the balance of debt issuance costs related to the Company’s previous credit facility in the amount of $22 million ($13 million, net of tax) and a charge related to the termination of the Company’s interest rate swap agreements in the amount of $4 million ($3 million, net of tax).  The charges related to the Company’s financing transactions were included in “Other income (expense)” on the Company’s Condensed Consolidated Statements of Income for the nine months ended September 30, 2011.  The results discussed in the paragraph below are adjusted for these nonrecurring items for the first nine months of 2011, and are reconciled in the table accompanying this release.

Adjusted net income for the first nine months of 2012 increased  $52 million, or 13%, to $453 million (or 9.6% of sales) from $401 million (or 9.1% of sales) for the same period one year ago.  Adjusted diluted earnings per common share for the first nine months of 2012 increased 25% to $3.60 from $2.88 for the same period one year ago.

Mr. Henslee stated, “We continue to see improved participation from our vendors in our financing programs, resulting in the increase in our accounts-payable-to-inventory ratio to 84.4%.  With strong operating results, along with the improvements in our working capital, we have generated $816 million in free cash for the first nine months of 2012, representing a 37% improvement over the same period last year.  We have used this free cash to directly return value to our shareholders by repurchasing over $1 billion of our shares year to date.”

Mr. Henslee continued, “Our year-to-date comparable store sales increased 3.7%, on top of a 4.9% increase in the prior year, and we have seen an improvement in our comparable store sales trends during the first several weeks of October over the results we saw in the third quarter, reinforcing our confidence in the long term outlook for our industry.  While we remain cautious about these improving trends, we expect our fourth quarter comparable store sales to increase in the range of two to four percent.”

“During the third quarter, we opened 37 net, new stores covering 20 states.  Our year-to-date store expansion of 156 net, new stores brings our total store count to 3,896, which is only 24 stores shy of our 2012 full-year guidance,” commented Ted Wise, O’Reilly’s COO and Co-President.  “We plan to open 190 net, new stores in 2013–surpassing the 4,000 store mark during the year.  In order to support our growth in the southeast, we are pleased to announce plans for our 24th distribution center in Lakeland, Florida, which is scheduled to open in the first quarter of 2014.  This additional distribution center will support our existing store base in Florida and will allow us to expand throughout the entire state.  I would like to thank each of our nearly 53,000 Team Members for their dedication to the O’Reilly Team, your hard work is the reason for our past success and will be the catalyst for the continued profitable growth of O’Reilly Auto Parts.”

Share Repurchase Program

As previously announced,  on August  10, 2012, the Company’s Board of Directors approved a resolution to increase the authorization under the Company’s share repurchase program by an additional $500 million, raising the cumulative authorization under the share repurchase program to $2.5 billion.  During the third quarter ended September 30, 2012, the Company repurchased 6.4 million shares of its common stock at an average price per share of $84.76 for a total investment of $539 million.  During the first nine months of 2012, the Company repurchased 12.6 million shares of its common stock at an average price per share of $89.62 for a total investment of $1.13 billion.  Subsequent to the end of the third quarter and through the date of this release, the Company repurchased an additional 1.5 million shares of its common stock at an average price per share of $83.49 for a total investment of $128 million.  The Company has repurchased a total of 30.1 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 through the date of this release, at an average price of $74.45, for a total investment of $2.24 billion.  As of the date of this release, the Company had approximately $263 million remaining under its share repurchase program.

3rd Quarter and Year-to-Date Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members.  Comparable store sales increased

1.3% for the third quarter ended September 30, 2012, versus 4.8% for the same period one year ago.  Comparable store sales increased 3.7%  for the first nine months of 2012, versus 4.9% for the same period one year ago.

4th Quarter and Updated Full-Year 2012 Guidance

The table below outlines the Company’s guidance for selected fourth quarter and updated full-year 2012 financial data:

For the Three Months Ending	For the Year Ending
December 31, 2012	December 31, 2012
Comparable store sales	2% to 4%	3% to 4%
Total revenue		$6.15 billion to $6.20 billion
Gross profit margin		49.8% to 50.0%
Operating margin		15.5% to 15.8%
Diluted earnings per share (1)	$1.03 to $1.07	$4.64 to $4.68
Capital expenditures		$300 million to $320 million
Free cash flow (2)		$800 million to $830 million
(1) Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2) Calculated as net cash flows provided by operating activities less capital expenditures for the period.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted net income, adjusted diluted earnings per common share, free cash flow, and rent-adjusted debt to adjusted earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”).  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of financial results and estimates excluding the impact of the former CSK Auto Corporation (“CSK”) officer clawback, the non-cash charge to write off the balance of debt issuance costs, the charge related to the termination of interest rate swap agreements, the nonrecurring, non-operating gain related to the settlement of a note receivable acquired in the acquisition of CSK, as well as the presentation of adjusted debt to adjusted EBITDAR and free cash flow, provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company excludes these items in judging its performance and believes this non-GAAP information is useful to investors as well.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the tables accompanying this release.

Earnings Conference Call Information

The Company will host a conference call on Thursday, October 25, 2012, at 10:00 a.m. central time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room”.  Interested analysts are invited to join the call.  The dial-in number for the call is (706) 679-5789; the conference call identification number is 32483014.  A replay of the call will be available on the Company’s website following the conference call.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Founded in 1957 by the O’Reilly family, the Company operated 3,896 stores in 39 states as of September 30, 2012.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental regulations, the Company’s increased debt levels, credit ratings on the Company’s public debt, the Company’s ability to hire and retain qualified employees, risks associated with the performance of acquired businesses such as CSK, weather, terrorist activities, war and the threat of war.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2011, for additional factors that could materially affect the Company’s financial performance.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information contact:                                                                                    Investor & Media Contact                                                                                                                                                      Mark Merz (417) 829-5878

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

September 30, 2012	September 30, 2011	December 31, 2011
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$422,705	$276,717	$361,552
Accounts receivable, net	152,532	136,520	135,149
Amounts receivable from vendors	70,214	65,035	68,604
Inventory	2,207,454	2,009,407	1,985,748
Deferred income taxes	-	20,823	-
Other current assets	29,945	28,012	56,557
Total current assets	2,882,850	2,536,514	2,607,610

Property and equipment, at cost	3,190,321	2,951,367	3,026,996
Less: accumulated depreciation and amortization	1,016,237	893,492	933,229
Net property and equipment	2,174,084	2,057,875	2,093,767

Notes receivable, less current portion	6,390	11,961	10,889
Goodwill	744,153	743,943	743,907

Other assets, net	41,879	46,490	44,328
Total assets	$5,849,356	$5,396,783	$5,500,501

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,863,353	$1,190,842	$1,279,294
Self-insurance reserves	56,050	52,895	53,155
Accrued payroll	56,570	49,948	52,465
Accrued benefits and withholdings	41,846	39,544	41,512
Deferred income taxes	1,279	-	1,990
Income taxes payable	11,702	12,126	-
Other current liabilities	164,256	159,888	150,932
Current portion of long-term debt	353	804	662
Total current liabilities	2,195,409	1,506,047	1,580,010

Long-term debt, less current portion	1,095,672	796,962	796,912
Deferred income taxes	107,987	76,919	88,864
Other liabilities	191,765	186,307	189,864

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
116,056,105 as of September 30, 2012;
128,449,476 as of September 30, 2011; and
127,179,792 as of December 31, 2011	1,161	1,284	1,272
Additional paid-in capital	1,088,802	1,098,017	1,110,105
Retained earnings	1,168,560	1,731,247	1,733,474
Total shareholders’ equity	2,258,523	2,830,548	2,844,851

Total liabilities and shareholders’ equity	$5,849,356	$5,396,783	$5,500,501

Note:  The balance sheet at December 31, 2011, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United Sates for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

For the Three Months Ended September 30,	For the Nine Months Ended September 30,
2012	2011	2012	2011
Sales	$1,601,558	$1,535,453	$4,693,799	$4,397,509
Cost of goods sold, including warehouse and distribution expenses	796,065	781,243	2,346,765	2,254,857
Gross profit	805,493	754,210	2,347,034	2,142,652

Selling, general and administrative expenses	542,175	513,160	1,592,612	1,482,797
Operating income	263,318	241,050	754,422	659,855

Other income (expense):
Interest expense	(10,451)	(7,212)	(28,722)	(18,706)
Interest income	565	516	1,850	1,620
Write-off of asset-based revolving credit facility debt issuance costs	-	-	-	(21,626)
Termination of interest rate swap agreements	-	-	-	(4,237)

Other, net	550	675	1,294	1,279
Total other expense	(9,336)	(6,021)	(25,578)	(41,670)

Income before income taxes	253,982	235,029	728,844	618,185

Provision for income taxes	94,650	86,590	275,900	233,500
Net income	$159,332	$148,439	$452,944	$384,685

Earnings per share-basic:
Earnings per share	$1.34	$1.12	$3.67	$2.81
Weighted-average common shares outstanding – basic	118,546	132,777	123,448	136,895

Earnings per share-assuming dilution:
Earnings per share	$1.32	$1.10	$3.60	$2.76
Weighted-average common shares outstanding – assuming dilution	120,539	135,033	125,670	139,183

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

For the Nine Months Ended
September 30,
2012	2011
(Note)
Operating activities:
Net income	$452,944	$384,685
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	132,496	122,741
Amortization of debt discount and issuance costs	1,295	1,372
Write-off of asset-based revolving credit facility debt issuance costs	-	21,626
Excess tax benefit from stock options exercised	(30,138)	(14,705)
Deferred income taxes	18,412	19,362
Share-based compensation programs	16,576	15,885
Other	5,402	7,064
Changes in operating assets and liabilities:
Accounts receivable	(22,748)	(22,117)
Inventory	(221,706)	14,082
Accounts payable	584,089	295,151
Income taxes payable	68,622	22,004

Other	27,882	(27,001)
Net cash provided by operating activities	1,033,126	840,149

Investing activities:
Purchases of property and equipment	(217,341)	(243,311)
Proceeds from sale of property and equipment	2,600	750
Payments received on notes receivable	3,115	4,363
Other	-	226
Net cash used in investing activities	(211,626)	(237,972)

Financing activities:
Proceeds from borrowings on asset-based revolving credit facility	-	42,400
Payments on asset-based revolving credit facility	-	(398,400)
Proceeds from the issuance of long-term debt	298,881	795,963
Payment of debt issuance costs	(2,229)	(9,942)
Principal payments on debt and capital leases	(742)	(1,148)
Repurchases of common stock	(1,133,518)	(840,256)
Excess tax benefit from stock options exercised	30,138	14,705
Net proceeds from issuance of common stock	47,123	41,497
Net cash used in financing activities	(760,347)	(355,181)

Net increase in cash and cash equivalents	61,153	246,996
Cash and cash equivalents at beginning of period	361,552	29,721
Cash and cash equivalents at end of period	$422,705	$276,717

Supplemental disclosures of cash flow information:
Income taxes paid	$187,750	$185,164
Interest paid, net of capitalized interest	35,960	14,065

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

For the Twelve Months Ended
September 30,
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	2012	2011
GAAP debt	$1,096,025	$797,766
Add: Letters of credit	57,578	68,081
Discount on senior notes	4,490	3,785
Rent times six	1,429,842	1,374,726
Non-GAAP adjusted debt	$2,587,935	$2,244,358

GAAP net income	$575,932	$490,445
Former CSK officer clawback, net of tax	(1,741)	-
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	-	13,458
Termination of interest rate swap agreements, net of tax	-	2,637
Gain on settlement of note receivable, net of tax	-	(7,215)

Non-GAAP adjusted net income	574,191	499,325
Add: Interest expense	38,181	26,198
Taxes, net of impact of former CSK officer clawback, debt issuance costs write-off, swap agreements termination and gain on settlement of note receivable	349,443	302,344
Adjusted EBIT	961,815	827,867

Add: Depreciation and amortization	175,635	163,452
Rent expense	238,307	229,121
Share-based compensation expense	21,270	17,395
Adjusted EBITDAR	$1,397,027	$1,237,835

Adjusted debt to adjusted EBITDAR	1.85	1.81

September 30,
2012	2011
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.5	1.5
Inventory turnover, net of payables (2)	6.0	3.0
Average inventory per store (in thousands) (3)	$567	$542
Accounts payable to inventory (4)	84.4%	59.3%
Debt-to-capital (5)	32.7%	22.0%
Return on equity (6)	21.7%	16.1%
Return on assets (7)	10.1%	9.5%

For the Three Months Ended	For the Nine Months Ended
September 30,	September 30,
2012	2011	2012	2011
Selected Financial Information (in thousands):
Capital expenditures	$66,014	$92,662	$217,341	$243,311
Free cash flow (8)	$275,654	$186,019	$815,785	$596,838
Depreciation and amortization	$44,266	$42,627	$132,496	$122,741
Interest expense	$10,451	$7,212	$28,722	$18,706
Lease and rental expense	$60,640	$57,841	$179,564	$172,154

Store and Team Member Information:
	For the Three Months Ended	For the Nine Months Ended	For the Twelve Months Ended
September 30,	September 30,	September 30,
2012	2011	2012	2011	2012	2011
Beginning store count	3,859	3,657	3,740	3,570	3,707	3,536
New stores opened	38	50	161	149	195	184
Stores closed	(1)	-	(5)	(12)	(6)	(13)
Ending store count	3,896	3,707	3,896	3,707	3,896	3,707

For the Three Months Ended	For the Twelve Months Ended
September 30,	September 30,
2012	2011	2012	2011
Total employment	52,834	49,254
Square footage (in thousands)	27,751	26,293
Sales per weighted-average square foot (9)	$57.55	$58.21	$230.35	$219.11
Sales per weighted-average store (in thousands) (10)	$409	$413	$1,636	$1,554

(1)

Calculated as cost of goods sold for the last 12 months divided by average inventory.  Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2)

Calculated as cost of goods sold for the last 12 months divided by average net inventory.  Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.

(3)	Calculated as inventory divided by store count at end of the reported period.
(4)	Calculated as accounts payable divided by inventory.
(5)	Calculated as the sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders' equity.
(6)

Calculated as the last 12 months adjusted net income, adjusted to exclude the impact of the previously disclosed benefit related to the former CSK officer clawback in the amount of $3 million ($2 million, net of tax), charges to write off the balance of debt issuance costs related to the Company's previous credit facility in the amount of $22 million ($13 million, net of tax), termination of the Company's interest rate swap agreements in the amount of $4 million ($3 million, net of tax) and nonrecurring, non-operating gain related to the settlement of a CSK note receivable in the amount of $12 million ($7 million, net of tax), divided by average total shareholders' equity.  Average total shareholders' equity is calculated as the average of total shareholders' equity for the trailing four quarters used in determining the denominator.

(7)

Calculated as the last 12 months adjusted net income, adjusted for the items discussed in footnote (6), divided by average total assets.  Average total assets are calculated as the average total assets for the trailing four quarters used in determining the denominator.

(8)	Calculated as net cash provided by operating activities less capital expenditures for the period.
(9)	Calculated as sales less jobber sales, divided by weighted-average square foot. Weighted-average sales per square foot are weighted to consider the approximate dates of store openings or expansions.
(10)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store are weighted to consider the approximate dates of store openings or expansions.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(Unaudited)

For the Nine Months Ended September 30,
(In thousands, except per share data)	2012	2011
GAAP net income	$452,944	$384,685
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	-	13,458
Termination of interest rate swap agreements, net of tax	-	2,637
Non-GAAP adjusted net income	$452,944	$400,780

GAAP diluted earnings per share	$3.60	$2.76
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	-	0.10
Termination of interest rate swap agreements, net of tax	-	0.02
Non-GAAP adjusted diluted earnings per share	$3.60	$2.88

Weighted-average common shares outstanding – assuming dilution	125,670	139,183